Exhibit 99(C)(6)

Project Stratosphere Discussion Materials January 27, 2020 AN AFFILIATE OF

Disclaimer The following pages contain material provided to the Board of Directors (the “Board of Directors”) of Stein Mart, Inc. (the “Company”) by PJ Solomon, L.P. and its affiliates, including, without limitation, PJ Solomon Securities, LLC (collectively, “PJ Solomon” or “Solomon”) in connection with Project Stratosphere. These materials were prepared on a confidential basis in connection with an oral presentation to the Board of Directors and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board of Directors in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without PJ Solomon’ prior written consent. The information contained in this presentation was based solely on publicly available information or information furnished to PJ Solomon by the Company. PJ Solomon has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by the Company’s management. None of PJ Solomon, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information, projections or any conclusion contained herein. PJ Solomon, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information, projections or matter contained herein, or any oral information provided herewith or data any of them generates. The information contained herein should not be assumed to have been updated at any time subsequent to date shown on the first page of the presentation and the delivery of the presentation does not constitute a representation by PJ Solomon that such information will be updated at any time after the date of the presentation. Neither PJ Solomon nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company acknowledges that PJ Solomon is an affiliate of Natixis, a global full service commercial and investment bank. Private and Confidential

Table of Contents SECTION I Process Summary to Date 3 II Retailing Environment Update 10 III Market Perspective 14 IV Financial Performance 19 V Updated 1/22/2020 Indication Summary 24 VI Valuation Summary 27 VII Process Timeline 35 APPENDIX 37 A Preliminary Liquidity Observations 38 B Additional Analyses 41 Private and Confidential

Process Summary to Date

2018 Process Summary • In January 2018, PJ Solomon (“PJS”) conducted a process to evaluate strategic alternatives for Stratosphere, including a potential sale 19 parties in total were contacted, of which 5 signed NDAs and 4 received data room access Firm A, a private equity fund, initially submitted a preliminary indication of interest and met with the Management team, but offered no price or structural specifics All other parties contacted declined to submit an offer for an acquisition of Stratosphere • With no buyers emerging from the initial outreach, PJS advised the Special Committee on securing a $50 million FILO Loan from Gordon Brothers in March 2018 to provide the Company with liquidity to operate • PJS also ran a Tailored Capital Process to raise $100 million through an equity-linked term loan in March 2018 and ultimately received one proposal for a $60-70 million Senior Secured Term Loan from Firm A, which was “off-market” in the judgement of PJS • On May 1, 2018, Firm A, together with operating partner [Third Party], contacted the Special Committee revisiting their interest in buying the whole company (closing stock price was $2.04 per share on that date) Firm A met the Special Committee and PJS on May 3, 2018, to discuss their views on the Company’s valuation and the acquisition opportunity indicated that subject to further diligence, they (together with Jay Stein) were willing to pay $2.25 to $2.50 per share to acquire 100% of Stratosphere However, on May 7, 2018, Firm A called to say they did not see a take-private deal as possible at the current market price ($2.48 per share) and instead reverted to the refinancing solution, which, again, PJS did not view as a viable solution and thought was not in the best interest of the shareholders Private and Confidential 4

2018 – 2019 Process Summary Financing • In August 2018, PJS ran a marketing process to refinance Stratosphere’s ABL Facility, but ultimately negotiated with its incumbent lenders, Wells Fargo and Gordon Brothers to increase the advance rates and right-size its existing credit facility to reduce interest expense and increase Excess Availability Strategic Alternatives – 2019 • On March 28, 2019, Moelis, Jay Stein’s investment bank, relayed to PJS that Jay Stein was potentially interested in taking Stratosphere private and that they had reached out to several potential equity partners using public information Moelis identified three parties (Kingswood, [Third Party] and Firm B), which expressed serious interest • On April 2, 2019, PJS communicated to Moelis that the Special Committee would control discussions with any potential third-party acquirors, as well as the dissemination of any necessary confidential information • On April 5, 2019, Moelis called PJS to convey that Jay Stein had agreed to: Sign an NDA to receive confidential information, distinct from those sent to the private equity firms Forgo contact with any potential debt or equity investors (without prior Special Committee approval) Roll his shares as part of a take-private of Stratosphere Follow a sale process led by the Special Committee Subject any take-private deal to an approval vote by the majority of the disinterested shareholders(a) • On April 5, 2019, PJS reached out to the three initial private equity firms to discuss process and rules of the road • The Special Committee held a telephone meeting with PJS and Foley on April 11, 2019, to discuss inbound interest conveyed through Jay Stein and subsequently shared by Moelis, Jay Stein’s advisor, to PJS Private and a) Moelis noted, however, that if Jay Stein ends up selling his shares, he would want to retain his voting rights. Confidential 5

2019 Process Summary Process • PJS began contacting the strategic and financial buyer universe on April 15, 2019 71 parties were contacted (13 strategics and 58 financial sponsors), of which Moelis had previously contacted 30 29 parties requested an NDA (41% of buyers contacted) • 16 parties executed an NDA and, after May 7, 2019, received data room access and the public company “wrapper” (55% of buyers who received an NDA / 23% of buyers contacted) The parties also received a Process Letter which requested Indications of Interest (“IOI”) by May 30, 2019 13 parties declined after executing NDAs • On May 30, 2019, two parties, Firm B and Kingswood, submitted IOIs which proposed $1.20 and $1.50 purchase prices per share, respectively [Third Party] did not submit an IOI but verbally indicated it was interested in being matched with an equity partner Strategic Buyers Financial Sponsors Total Contacted 13 58 71 Signed NDA / Received Data Room 2 14 16 Access and Wrapper Received Process Letter 2 12 14 Submitted IOI 0 2 2 Private and Confidential

2019 Process Summary (Cont’d) • After deliberating and evaluating the IOIs, the Special Committee decided to grant Firm B and Kingswood further access to Management and Company information to continue due diligence • Both Firm B and Kingswood traveled to Jacksonville for Management meetings on June 18-19, 2019, and conducted extensive diligence over the next two months, leading up to a July 24, 2019, bid deadline Additionally, both parties had multiple calls with Jay Stein and Moelis, chaperoned by PJS, to provide updates on their respective diligence processes • PJS sent a Process Letter on July 17, 2019, to both parties asking for a Letter of Intent (“LOI”, “Reaffirmed Proposal”) on July 24, 2019 • On July 22, 2019, Firm B submitted a presentation to PJS intended for the Special Committee detailing its findings from its diligence process (which PJS shared with the Special Committee on July 23, 2019) Firm B noted in the presentation that it had spent considerable time and resources evaluating Stratosphere and the transaction, but that, because of the continued pressure on the Company’s financials and the inability of Stratosphere’s Management to improve performance, Firm B would need to employ additional resources to understand the Company and create a strategy for improving the business As a result, Firm B asked the Special Committee to pay for an estimated $550,000 of intensive third-party consulting workstreams over the course of four to six weeks to further understand Firm B’s questions and identify a go-forward strategy for improving the business Firm B confirmed that it would need the compensation and to complete this diligence before it would consider whether or not it would put forth an LOI and confirmed it would not be submitting one by the July 24, 2019, deadline • On July 24, 2019, PJS received one LOI from Kingswood Kingswood reduced its purchase price to $1.10 from $1.50 per share in its IOI The purchase price was based on a 21% premium to trailing VWAP since Stratosphere’s then most recent earnings release Kingswood planned on financing its portion of the equity through a new fund or its existing relationship with Global Endowment Management (“GEM”) Kingswood asked for exclusivity until the earlier of signing a definitive agreement or August 30, 2019 Private and

2019 Process Summary (Cont’d) • The Special Committee, advised by PJS, analyzed and discussed the LOI and decided to grant Kingswood exclusivity after PJS (i) negotiated an increase in price to $1.15 per share and (ii) spoke with Kingswood’s placement agent (M20) to ensure it would raise its $100 million inaugural fund in August 2019 Kingswood • On August 1, 2019, Stratosphere entered into exclusivity with Kingswood At the time, the prevailing projections were the “4+8” forecast indicating FY 2019E Adj. EBITDA of $35.1 million • On the same day, PJS sent Foley-prepared drafts of the Merger Agreement, Disclosure Schedules, Voting Agreement and Guarantee to Kingswood • From August 6-8, 2019, Kingswood and its new Operating Partner [third Party] traveled to Jacksonville to conduct on-site diligence, which included meetings with key Management and a store visit • Following the on-site diligence meetings, Kingswood hired several advisors including Goodwin Procter (Legal), Aon (Insurance & Benefits), Alix Partners (Operational) and A&G (Real Estate) • On August 27, 2019, the full Stratosphere Board of Directors (excluding Jay Stein) approved the 6+6 projections and the revised Five Year Plan, which PJS thereafter sent to Kingswood; the 6+6 indicated revised FY 2019E Adj. EBITDA of $31.3 million • On August 30, 2019, Kingswood sent Stratosphere’s advisors a markup of the Merger Agreement • Foley sent a revised draft of the Merger Agreement on September 7, 2019, which, among other revisions, reinstated the provision to make the transaction contingent on approval of the majority of the disinterested shareholders • In several subsequent conversations between PJS and Kingswood on the open points in the Merger Agreement, PJS insisted on keeping the transaction contingent on approval of the majority of the disinterested shareholders, which led to the parties breaking off discussions • In October 2019, after hiring a new Operating Partner [Third Party], Kingswood and the Company decided to re-engage [Third Party] met with Management in-person in Jacksonville on October 7-8, 2019 and then visited stores in Dallas on November 7, 2019 and in Orlando on November 20, 2019 Private and Confidential 8

2019 Process Summary (Cont’d) • As Kingswood continued its diligence, several key issues arose: Stratosphere’s financial performance continued to deteriorate, ultimately revising its year end Adj. EBITDA down to $24.9 million from $31.3 million in its 6+6 Board-approved plan Kingswood believed several agreements signed by Management (e.g., Vendor) were expensive and not additive to the business Kingswood vocalized concerns over the large severance liability for the 11 EVPs / SVPs and 24 VPs, currently estimated at ~$11 million of impact (according to the buyers) • Following a weak November, Kingswood decided to slow the process to be able to observe December performance In November, actual adjusted Adj. EBITDA was ($4.9) million vs. the 6+6 projection of ($0.5) million In December, actual adjusted Adj. EBITDA was $18.0 million vs. the 6+6 projection of $21.7 million • After this poor performance, Management reforecasted its FY 2019E estimate (11+1) and created an updated version of the 5 Year Plan which was approved by the Special Committee on January 15, 2020 • In the interim, Kingswood sent drafts of key transaction documentation including the Merger Agreement, Voting Agreement, Equity and Debt Commitments and Rollover Agreement as it progressed on non-value workstreams • On January 17, 2020, PJS received an email from Kingswood detailing their response on the three remaining open items in the draft Merger Agreement: $0.75 per share purchase price, Excess Availability at close of 32.5% of the ABL Loan Cap and 5% equity value parent / Company termination fee • On January 20, 2020, the Special Committee rejected the $0.75 per share purchase price with no counter-offer provided as it determines what, if any, next steps are to be taken • On January 22, 2020, Kingswood reached out to PJS to raise its purchase price to $0.85 per share and provided PJS with its executed Debt Commitments with Wells Fargo and Pathlight The debt commitment agreements indicated that minimum Excess Availability at close would be $75 million Kingswood informed PJS on January 24, 2020, that its revised Debt Commitments would include a minimum Excess Availability at close of 35% of the Loan Cap and that the Merger Agreement’s Material Adverse Effect clause would reflect the same 35% Private and Confidential 9

Retailing Environment Update

The “Shakeout” is in Full Swing Selected retailers who have filed, liquidated, shut-down or are distressed July ‘142014 Dec ‘14 2015 * * * * * * * * (a) * * 2016 * * (a) * * * * * (a) 2017 * * * * * * * * *(a) * (a) 2018 * * 2019 2020 * * * * * * * * * * Distressed Retailers Note: * indicates liquidated and (a) indicates pure play digital. Red box indicates department store / broadlines retailer. Confidential

In 2019, U.S. Retailers Announced ~9,300 closures • Closures were more than double the number of openings • Excluding Discount and Dollar stores, closures were approximately three times the number of openings 2019 Store Opening Announcements 975 500 210 200 200 155 150 145 116 100 1,641 Total = 4,392 Total (excl. Discount / Dollar) = 2,672 (a) Source: Coresight h and other publicly available information as of January 2020. a) Discount / Dollar includes Aldi, Dollar General, Dollar Tree, Family Dollar, Five Below, Fred’s and Shopko. Private and Confidential 12

Mall Traffic in 2019 was ~25+% Lower than in 2013 105 100 2013 2014 95 90 2015 85 2016 80 2018 2017 75 2019 2019 traffic continued to be challenged 70 Jan Feb March April May June July Aug Sep Oct Nov Dec Source: Shoppertrak as of January 13, 2020. Private and Confidential 13

Market Perspective

Stratosphere Summary Capitalization and Market Data

(Amounts in Millions, Except Per Share Data)

Stock Information		
Ticker Symbol		STRAT
Stock Exchange		NasdaqGS
Stock Price as of 1/24/20		$0.66
52-Week Stock Price		
High	2/14/19	$1.23
Low	1/3/20	0.66
5-Year Stock Price		
High	2/26/15	$16.46
Low	2/8/18	0.51
Average Daily Volume (3 Mo.)		0.1
Shares Sold Short		3.1
Short Int. as % of Public Float (a)		9.5%

Financial Information	
Fiscal Year End	Feb 2, 2019
LTM Date - Public	Nov 2, 2019
LTM Date - Private	Jan 4, 2020
LTM Revenue (Q3 '19) - Public	$1,240.6
LTM Revenue (Dec. '19) - Private (b)	1,234.4
LTM Adj. EBITDA (Q3 '19) - Public	30.0
LTM Adj. EBITDA (Dec. '19) - Private (b)	27.9
FY 2019B Adj. EBITDA - Private (b)	24.9
LTM Adj. EPS (Q3 '19) - Public	($0.17)
FY 2019B Adj. EPS - Private (b)	(0.26)
FY 2020E Adj. EPS - Private (b)	0.02
FY 2021E Adj. EPS - Private (b)	0.03

Credit Statistics	As of Dec-19 (b)
Adj. Debt / Adj. EBITDAR (c)	7.1 x
Total Debt / Adj. EBITDA	4.0 x
Net Debt / Adj. EBITDA	3.7 x
Adj. EBITDA / Interest, Net	3.0 x
Total Debt / Total Capitalization	78.1%
Net Debt / Net Capitalization	76.7%

Market Capitalization and Firm Value	
Stock Price as of 1/24/20	$0.66
Shares Outstanding (d)	47.6
Option Equivalent Shares (e)	--
Equity Value	$31.5
Plus: Total Debt (f)	170.3
Less: Cash & Cash Equivalents	(13.0)
Enterprise Value	$188.8

Market Valuation	
Enterprise Value as a Multiple of:	
LTM Revenue (Q3 '19) - Public	15.2%
LTM Adj. EBITDA (Q3 '19) - Public	6.3 x
FY 2019B Adj. EBITDA - Private (b)	7.6 x
Stock Price as a Multiple of:	
FY 2020E Adj. EPS - Private (b)	31.4 x
FY 2021E Adj. EPS - Private (b)	22.0 x

Beneficial Ownership by Category (g)	Beneficial Ownership	Percent of Total
Jay Stein	15.3	31.1%
Other Insiders	2.1	4.3%
Top 10 Institutions	2.9	5.9%
Public and Other	28.9	58.7%
Total	49.2	100.0%

a) Excludes shares beneficially owned by Jay Stein.
b) Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020 and Management preliminary 2020 monthly budget as of January 16, 2020.
c) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.
d) Total shares outstanding of 47.6M as of January 4, 2020. Excludes 62K RSUs which vested on January 22, 2020. Source: Computershare Capital Breakdown Report.
e) Assumes the treasury stock method with no options in the money.
f) Total financial debt – does not include operating lease liabilities. As of November 2, 2019 per Company FY 2019 Q3 10-Q filing.
g) Includes exercisable options held by directors and executive officers. Source: Company's Proxy Statement dated May 7, 2019.

Private and Confidential SOLOMON 15

Stock Price Performance Stock Price Performance (January 24, 2017 – January 24, 2020) $ 8.00 Median March 2018: Stratosphere 3-Yr 2-Yr 6-Mo January 2017: Hunt announces stronger $1.20 $0.82 $0.76 $ 6.00 Hawkins takes over than expected earnings; September 2018: Wells as permanent CEO closes new $50mm term Fargo, Gordon Brothers loan facility amend and upsize May 2019: Stratosphere Stratosphere ABL announces installment $ 4.00 March 2017: facility to $275mm of self-service Amazon Suspends lockers in nearly 200 quarterly dividend stores $ 2.00 $0.66 $ 0.00 Jan-17 Jan-18 Jan-19 Jan-20 Indexed Stock Performance (January 24, 2017 – January 24, 2020) 100% Stratosphere Select Broadlines(a) Off-Price(b) S&P Adjusted Retail (c) Note: Select Broadlines does not 84.6% ) ge Bon-Ton include Sears, due to Gordmans the fact they and 57.1% an 50% entered bankruptcy during this Ch period (% ce 0% an rform (10.5%) Pe (50%) e Pric (83.2%) (100%) Jan-17 Jan-18 Jan-19 Jan-20 Source: Capital IQ as of January 24, 2020. a) Comprised of JWN, M, KSS, DDS, JCP, SSI and CATO. b) Comprised of CTRN, ROST, TJX, BURL and FIVE. c) Comprised of AAP, AN, AZO, BBBY, BBY, KMX, DG, DLTR, FL, GPC, KSS, JWN, ROST, SIG, TGT, GPS, TJX, TIF, ULTA, URBN, TSCO, ORLY, LB, LKQ, M, HD and LOW. Private and Confidential 16

Operating Performance Off-Price retailers’ growth and margins generally exceed those of Broadlines Same Store Sales Last two fiscal years Select Broadlines Off—Price stacked Two-Year Median: (0.5%) Two-Year Median: 8.0% Last quarter two-year Two-Quarter Median: 2.9% Two-Quarter Median: 7.7% stacked 14.6% 10.4% 8.0% 8.0% 11.0% 7.7% 8.0% 7.1% 5.0% 6.6% 6.1% 1.9% 1.2% 3.2% 2.9% 2.5%ND 2.0% 3.0% 3.2% (0.5%) (0.2%) (3.0%) (5.5%) (6.6%) (9.7%) (12.0%) (12.0%) STRAT. STRAT. KSS (a) JWN (a) DDS M (a) JCP (a) SSI (b) CATO FIVE (a) ROST TJX BURL (a) CTRN (Stores) (Total) LTM Adj. EBITDA Margin Select Broadlines Off—Price Median: 6.5% Median: 11.9% 15.5% 14.1% 11.9% 11.8% 10.6% 10.1% 9.0% 6.5% 6.3% 5.3% 4.5% 2.3% 1.0% STRAT. KSS M JWN DDS CATO JCP SSI ROST FIVE BURL TJX CTRN Source: Company filings. Note: Medians excludes Stratosphere. a) Comparable store sales for these companies are calculated inclusive of eCommerce / Digital sales. b) Comparable department store sales for SSI are calculated inclusive of eCommerce / Digital sales, while its Off-Price comparable sales are not calculated inclusive of eCommerce / Digital sales. Private and Confidential 17

Relative Stock Price Performance Given divergent performance trends, Off-Price stores’ stocks outperformed Broadlines’ 1 Year Select Broadlines Off—Price 311.6% Median: (24.4%) Median: 25.7% 32.0% 26.9% 25.7% 9.9% 4.2% NA NA 11.9% (17.2%) (4.3%) (40.9%) (31.5%) (33.4%) (37.8%) (54.3%) STRAT. SSI DDS CATO JWN M KSS JCP Sears (a) Bon-Ton (a) Gordman’s BURL ROST TJX CTRN FIVE 3 Years Select Broadlines Off—Price Median: (42.4%) Median: 75.1% 201.4% 164.1% 75.1% 64.1% 22.5% 14.5% 13.0% 34.6% (14.0%) (40.8%) (44.0%) (83.2%) (88.5%) (97.3%) (99.0%) (100.0%) STRAT. DDS SSI KSS JWN CATO M JCP Sears (a) Bon-Ton (a) Gordman’s FIVE BURL ROST TJX CTRN 5 Years Select Broadlines Off—Price Median: (78.9%) 327.8% Median: 143.1% 245.2% 143.1% 79.6% (25.9%) (40.5%) (50.4%) (64.3%) (74.6%) (4.7%) (95.5%) (83.2%) (89.6%) (99.3%) (99.8%) (100.0%) STRAT. KSS DDS JWN CATO M SSI JCP Sears (a) Bon-Ton (a) Gordman’s BURL FIVE ROST TJX CTRN Source: Capital IQ as of January 24, 2020. Note: Medians excludes Stratosphere. a) Over-the-counter trading value – potentially represents reconstituted equity. Private and Confidential 18

Financial Performance Private and Confidential

Historical Financials

(Amounts in Millions, Except Per Share Data)

	Fiscal Year					LTM	LTM	CAGR
Income Statement Data	2014A	2015A	2016A	2017A	2018A	Oct-19	Dec-19	FY14-FY18
Total Revenue	$1,323.7	$1,367.0	$1,374.6	$1,332.6	$1,272.7	$1,240.6	$1,234.4	(1.0%)
Gross Profit	392.8	392.4	373.1	344.9	352.9	341.1	337.2	(2.6)
Adj. SG&A	305.7	315.7	328.5	337.3	313.4	311.1	309.3	0.6
Adj. EBITDA	87.0	76.7	44.6	7.6	39.5	30.0	27.9	(17.9)
Adj. EBIT	53.9	43.8	8.4	(26.9)	7.3	1.1	(0.6)	(39.4)
Diluted EPS	$0.59	$0.51	$0.01	($0.52)	($0.13)	($0.14)	($0.17)	NM
Adjusted Diluted EPS	$0.68	$0.54	$0.07	($0.43)	($0.10)	($0.17)	($0.22)	NM
Number of Stores	270	278	290	293	287	283	283	
Margins								
Gross Profit	29.7%	28.7%	27.1%	25.9%	27.7%	27.5%	27.3%	
Adj. EBITDA	6.6	5.6	3.2	0.6	3.1	25.1	2.3	
Adj. EBIT	4.1	3.2	0.6	(2.0)	0.5	2.4	(0.0)	
Comparable Sales								
Store Sales	N/A	N/A	N/A	(7.1%)	(2.6%)	(2.3%) (a)	(2.0%) (a)	
ECommerce	N/A	N/A	N/A	33.5	38.8	10.2 (a) (b)	9.0 (a) (b)	
Total Comp Sales (excl. DSW & LXR)	3.3%	1.0%	(3.8%)	(5.5)	(1.1)	(1.9) (a) (c)	(1.7) (a) (c)	
Growth Rates								
Total Revenue	4.8%	3.3%	0.6%	(3.1%)	(4.5%)	(5.8%)	(4.4%)	
Adj. EBITDA	65.5	(11.9)	(41.9)	(82.9)	418.4	(27.2)	(32.8)	
Adj. EBIT	2.5	(18.7)	(80.7)	NM	NM	(87.9)	NM	
Balance Sheet and Cash Flow Data								
Cash	$65.3	$11.8	$10.6	$10.4	$9.0	$13.0	$8.5	
Total Debt	--	190.2	181.8	156.1	153.3	170.3	112.4	
Depreciation and Amortization	29.1	29.9	32.6	32.3	32.4	21.2	28.5	Cum. FY14-YTD19
Capital Expenditures	(40.2)	(44.4)	(42.4)	(21.2)	(9.0)	(6.8)	(6.1)	($163.3)
Change in Net Working Capital	(14.1)	(18.5)	17.0	32.9	(25.4)	(4.5)	(12.5)	
Free Cash Flow (d)	12.2	(6.0)	18.2	26.5	(0.1)	17.8	7.3	58.2
Leverage and Interest Coverage Ratios								
Adj. Debt / Adj. EBITDAR (e)	3.8 x	5.4 x	6.9 x	9.1 x	6.8 x	7.4 x	7.1 x	
Total Debt / Adj. EBITDA	--	2.5	4.1	20.5	3.9	5.7	4.0	

Note: Stratosphere paid a $5.00 / share special dividend in FY 2015.
Source: Company Management and SEC filings. LTM includes results through October per publicly available financials and through December per Company internal financials.

a) Represents year-to-date comparable store sales.
b) Represents omni-channel comparable sales, which are not comparable with historical periods. With the rollout of Smart Fulfillment in August 2019 and BOPIS in September 2019, a significant portion of ECommerce sales have shifted to ship-from-store, and to a lesser extent, BOPIS. As a result, ECommerce comparable sales are down (15.6%) as of December YTD.
c) Represents Total Comp, inclusive of leased departments (DSW & LXR).
d) Defined as Cash Flow from Operating Activities less Capital Expenditures.
e) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.

Private and Confidential
PJ SOLOMON
20

FY 2019E Management Forecasts Over Time Outlook for FY 2019E has worsened over time as Stratosphere missed forecasts ($ in Millions) FY 2019E % Difference 2+10 (a) 4+8 (b) 6+6 (c) 11+1 (d) 11+1 vs. 2+10 11+1 vs. 4+8 11+1 vs. 6+6 Total Revenue $1,270.0 $1,259.8 $1,256.0 $1,234.2 (2.8%) (2.0%) (1.7%) % Store Comp 0.6% (0.7%) (0.8%) (1.2%) % Total Comp (excl. DSW & LXR) 1.5% (0.0%) (0.1%) (1.8%) Gross Profit (e) $348.5 $346.3 $343.9 $335.3 (3.8%) (3.2%) (2.5%) % Margin 27.4% 27.5% 27.4% 27.2% Adjusted EBITDA $35.7 $35.1 $31.3 $24.9 (30.2%) (29.0%) (20.2%) % Margin 2.8% 2.8% 2.5% 2.0% Prevailing forecast when Kingswood submitted revised LOI at $1.15 / share a) Source: Management 2019 2+10 Forecast approved by the Board of Directors on May 14, 2019. b) Source: Management internal 2019 4+8 Forecast. c) Source: Management 2019 6+6 Forecast approved by the Board of Directors on August 27, 2019. d) Source: Management internal 2019 11+1 Forecast. e) Includes credit card, breakage and other income. Private and Confidential 21

Comp Sales(a) Performance vs. Forecast Comps underperformed forecasts for 17 of the last 19 observable months 2018 Actual Monthly Comp Store Sales Performance vs. 2018 2+10 Forecast 3.6% 5.4% 5.7% 4.8% 3.9% 5.7% 1.4% 2.3% 1.7% 3.0% 0.8% 2.3% (0.0%) (0.4%) (0.2%) (0.2%) (5.0%)(5.0%) (5.5%) (11.6%) Apr May Jun Jul Aug Sep Oct Nov Dec Jan 2018 2+10 Forecast Actual 2019 Actual Monthly Comp Store Sales Performance vs. Management Five Year Plan (2+10 Forecast for 2019) 11.2% 5.2% 2.8% 4.1% 2.9% 1.5% 3.9% 0.2% 3.2% 4.8% 1.4% 3.7% 0.0% (0.9%) (0.6%) (4.4%) (2.9%) (4.1%) (10.1%) Apr May Jun Jul Aug Sep Oct Nov Dec Jan Management Five Year Plan (2019 2+10 Forecast) Actual a) Comp figures for 2019 represent Store + eCommerce comparable sales. Comp figures for 2018 represent total comp, representative of Store, eCommerce and Licensed comparable sales. Private and Confidential 22

Projected Financials – 11+1 Forecast and Five Year Plan

(Amounts in Millions, Except Per Share Data)

	LTM	Fiscal Year						CAGR
Income Statement Data	Dec-19	2019B	2020P	2021P	2022P	2023P	2024P	FY19-FY24
Total Revenue	$1,234.4	$1,234.2	$1,254.8	$1,277.6	$1,297.3	$1,321.5	$1,366.2	2.1%
Gross Profit	337.2	335.3	348.8	353.9	358.4	365.4	376.6	2.4
Adj. SG&A	309.3	310.3	311.2	319.7	324.7	330.0	338.5	1.8
Adj. EBITDA	27.9	24.9	37.5	34.2	33.7	35.4	38.1	8.9
Adj. EBIT	(0.6)	(3.3)	10.2	9.7	12.3	17.0	21.3	NM
Diluted EPS	($0.17)	($0.25)	($0.00)	$0.01	$0.05	$0.12	$0.22	NM
Adjusted Diluted EPS	($0.22)	($0.26)	$0.02	$0.03	$0.07	$0.15	$0.25	NM
Number of Stores	283	283	281	277	274	276	280	
Margins								
Gross Profit	27.3%	27.2%	27.8%	27.7%	27.6%	27.7%	27.6%	
Adj. EBITDA	2.3	2.0	3.0	2.7	2.6	2.7	2.8	
Adj. EBIT	(0.0)	(0.3)	0.8	0.8	0.9	1.3	1.6	
Comparable Sales								
Store Sales	(2.0%) (a)	(1.2%)	2.5%	1.5%	1.5%	1.4%	1.5%	
ECommerce	9.0 (a) (b)	(16.3)	(4.2)	14.4	13.5	10.0	10.0	
Total Comp Sales (excl. DSW & LXR)	(1.7) (a) (c)	(1.8)	2.2	1.9	2.0	1.8	1.9	
Growth Rates								
Total Revenue	(4.4%)	(3.0%)	1.7%	1.8%	1.5%	1.9%	3.4%	
Adj. EBITDA	(32.8)	(36.8)	50.5	(9.0)	(1.3)	4.9	7.8	
Adj. EBIT	NM	NM	NM	(4.9)	26.2	38.7	25.2	
Balance Sheet and Cash Flow Data								
Cash	$8.5	$12.0	$12.0	$12.0	$12.0	$12.0	$12.0	
Total Debt	112.4	147.5	129.0	121.6	113.3	104.7	97.8	
Depreciation and Amortization	28.5	28.2	27.3	24.4	21.4	18.3	16.8	Cum. FY20-FY24
Capital Expenditures	(6.1)	(7.7)	(10.6)	(16.0)	(14.8)	(15.8)	(15.2)	(72.4)
Change in Net Working Capital	(12.5)	(3.7)	1.8	(2.7)	(1.8)	(2.9)	(8.8)	
Free Cash Flow (d)	7.3	7.6	21.6	9.4	10.4	8.7	6.7	56.8
Leverage and Interest Coverage Ratios								
Adj. Debt / Adj. EBITDAR (e)	7.1 x	N/A	N/A	N/A	N/A	N/A	N/A	
Total Debt / Adj. EBITDA	4.0	5.9 x	3.4 x	3.6 x	3.4 x	3.0 x	2.6 x	

Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020 and Management preliminary 2020 budget as of January 16, 2020.
Note: Adjusted EBITDA, EBIT and Diluted EPS exclude store impairments, gain from credit card settlement and pre-opening costs identified by Management.

a) Represents year-to-date comparable store sales.
b) Represents omni-channel comparable sales, which are not comparable with historical periods. With the rollout of Smart Fulfillment in August 2019 and BOPIS in September 2019, a significant portion of ECommerce sales have shifted to ship-from-store, and to a lesser extent, BOPIS. As a result, ECommerce comparable sales are down (15.6%) as of December YTD.
c) Represents Total Comp, inclusive of leased departments (DSW & LXR).
d) Defined as Cash Flow from Operating Activities less Capital Expenditures.
e) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.

Private and Confidential
SOLOMON
23

Updated 1/22/2020 Indication Summary

Analysis at Various Prices

($ in Millions, Except Per Share Data)

			Current			Kingswood			
			Market (Public Net Debt)	Market (Avg. Net Debt)	Market (Private Net Debt)	Revised Indication			
			1/24/2020	1/24/2020	1/24/2020	1/22/2020			
Stock Price / Proposed Offer Price			**$0.66**	**$0.66**	**$0.66**	**$0.85**	**$0.90**	**$1.00**	**$1.15**
Shares Outstanding (a)			47.6	47.6	47.6	47.6	47.6	47.6	47.6
Unvested Restricted Stock Units (b)			--	--	--	1.3	1.3	1.3	1.3
Option Equivalent Shares (c)			--	--	--	--	--	--	--
Diluted Shares Outstanding			47.6	47.6	47.6	48.9	48.9	48.9	48.9
Total Equity Value			$31.5	$31.5	$31.5	$41.5	$44.0	$48.9	$56.2
Plus: Net Debt			157.3 (d)	136.8 (e)	104.0 (f)	104.0 (f)	104.0 (f)	104.0 (f)	104.0 (f)
Total Enterprise Value			$188.8	$168.3	$135.5	$145.5	$147.9	$152.8	$160.1
Premium / (Discount) to:									
Current Price	1/24/2020	$0.66	-- %	-- %	-- %	28.4 %	36.0 %	51.1 %	73.7 %
30-Day VWAP		0.68	(2.0)	(2.0)	(2.0)	25.8	33.2	48.0	70.2
60-Day VWAP		0.69	(4.7)	(4.7)	(4.7)	22.3	29.5	43.9	65.5
90-Day VWAP		0.73	(8.7)	(8.7)	(8.7)	17.2	24.1	37.9	58.6
180-Day VWAP		0.75	(11.8)	(11.8)	(11.8)	13.3	20.0	33.3	53.3
52-Week High	2/14/2019	1.23	(46.2)	(46.2)	(46.2)	(30.9)	(26.8)	(18.7)	(6.5)
52-Week Low	1/3/2020	0.66	0.3	0.3	0.3	28.8	36.4	51.5	74.2
Enterprise Value as a Multiple of:									
Total Revenue	LTM (Q3 '19) - Public	$1,240.6	15.2 %	13.6 %	10.9 %	11.7 %	11.9 %	12.3 %	12.9 %
	LTM (Dec. '19) (g)	1,234.4	15.3	13.6	11.0	11.8	12.0	12.4	13.0
Adj. EBITDA	LTM (Q3 '19) - Public	$30.0	6.3 x	5.6 x	4.5 x	4.8 x	4.9 x	5.1 x	5.3 x
	LTM (Dec. '19) (g)	27.9	6.8	6.0	4.9	5.2	5.3	5.5	5.7
	FY 2019B (g)	24.9	7.6	6.7	5.4	5.8	5.9	6.1	6.4
Price as a Multiple of:									
Diluted Adj. EPS	FY 2020E (g)	$0.02	31.4 x	31.4 x	31.4 x	40.4 x	42.8 x	47.5 x	54.6 x
	FY 2021E (g)	0.03	22.0	22.0	22.0	28.3	30.0	33.3	38.3

a) Total shares outstanding of 47.6M as of January 4, 2020, per Computershare Capital Breakdown Report, which includes 0.6M Restricted Stock Awards, which have voting rights. Excludes 62K RSUs which vested on January 22, 2020.
b) Unvested Restricted Stock Units (RSUs) as of January 6, 2020, which are not included in shares outstanding and have a double trigger change-in-control provision. Includes 62K RSUs which vested on January 22, 2020.
c) Assumes treasury stock method with no options in the money as of January 6, 2020. PSUs not included as Total Shareholder Return (TSR) target as of January 20, 2020 has not been achieved.
d) Based on cash of $13.0M and total debt of $170.3M as of November 2, 2019 per Company FY 2019 Q3 10-Q filing.
e) Based on average month-end net debt balances for the last twelve months from January 2019 through December 2019.
f) Based on cash of $8.5M and total debt of $112.4M as of January 4, 2020 per Management internal 2019 11+1 Forecast.
g) Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020 and Management preliminary 2020 budget as of January 16, 2020.

Private and Confidential
SOLOMON
25

Volume Weighted Average Price by Range (Shares in Millions) Volume Per Price Range – Last 6 Months Volume Per Price Range – Last 3 Months Average Daily Volume 0.12 M Average Daily Volume 0.14 M 3.9 3.9 3.8 3.2 2.5 2.7 1.4 1.7 0.5 0.1 — — — — $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 ? x < ? x < ? x < ? x < ? x < ? x < ? x ? x < ? x < ? x < ? x < ? x < ? x < ? x $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 % of % of Total Total Volume: 26.0% 26.0% 18.2% 25.7% 0.5% 3.6% 0.0% Volume: 36.1% 28.2% 16.6% 19.0% 0.0% 0.0% 0.0% 96% 100% Volume Per Price Range – Last Month Volume Per Price Range – CY2020 YTD Average Daily Volume 0.16 M Average Daily Volume 0.12 M 1.3 2.6 0.6 0.7 — — — — — — — — — — $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 $0.65 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 ? x < ? x < ? x < ? x < ? x < ? x < ? x ? x < ? x < ? x < ? x < ? x < ? x < ? x $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 $0.70 $0.75 $0.80 $0.85 $0.90 $0.95 % of % of Total Total Volume: 78.3% 21.7% 0.0% 0.0% 0.0% 0.0% 0.0% Volume: 68.9% 31.1% 0.0% 0.0% 0.0% 0.0% 0.0% 100% 100% Note: Stratosphere float represents 64.7% of total shares outstanding per Company’s Proxy Statement dated May 7, 2019. Private and Source: Capital IQ as of January 24, 2020. Confidential 26

Valuation Summary

Summary Financial Valuation Overview 1/24/20 1/22/20 1/24/20 Current Price Revised Indication Price w/ Control Premium(a) $0.66 $0.85 $0.88 Selected Public Companies $1.54 Selected Precedent Transactions $4.80 Discounted Cash Flow (b) $1.51 52-Week Trading Range $0.66 $1.23 — $1.00 $2.00 $3.00 $4.00 $5.00 Note: 52-Week Trading Range is for informational purposes only. a) Source: FactSet. 32.7% based on a median one-day premium for transactions of $100M to $300M enterprise value with North American targets, in which at least a 50% stake was acquired. Excludes financial services, healthcare, real estate and energy/mining/minerals industries. b) Assumes terminal value EBITDA multiple of 3.5x—6.0x for the terminal value method, perpetuity growth rate of 0.0%—2.0% for the perpetuity growth Private and rate method and WACC of 9.5% to 11.5% for both methods. Confidential 28

Public Companies EV/EBITDA and P/E Performance EV / EBITDA Multiples (a) EV / LTM EBITDA EV / LTM EBITDA Median: 5.1x EV / CY 2019E EBITDA EV / CY 2019E EBITDA Median: 5.5x 8.3 x 7.1 x 5.9 x 5.5 x 5.5 x 5.6 x 4.7 x 4.7 x 4.3 x 3.7 x 3.2 x NM NM(b) NM JCP JWN DDS KSS M CATO SSI Market Capitalization ($mm): $255 $6,004 $1,735 $7,122 $5,184 $390 $105 LTM Adj. EBITDA % Margin: 5.3% 9.0% 6.5% 10 .6% 10 .1% 6.3% 1.0% Total Debt / Adj. EBITDA: 6.9x 1.9x 1.6x 1.6x 1.8x 0.0x NM P / E Multiples CY 2020E P/E Ratio CY 2020E P/E Ratio Median: 10.4x CY 2021E P/E Ratio CY 2021E P/E Ratio Median: 10.7x 21.1 x 19.8 x 11.0 x 11.5 x 9.8 x 10.0 x 6.9 x 7.4 x NM NM NM NM NM NM DDS JWN KSS M SSI CATO JCP Source: Public filings, Capital IQ as of January 24, 2020. a) Note: Enterprise value does not include capitalized operating leases (per IFRS 16, effective January 2019) as debt. b) EV / LTM Adjusted EBITDA multiple for SSI is 27.0x due to a low positive EBITDA and is deemed non-material for trading purposes. Private and Confidential 29

Summary Valuation Based on Selected Public Companies (Amounts in Millions, Except Per Share Data) Adjusted EBITDA Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM Q3 FY 2019A $30.0 3.2 x—5.9 x ($8)—$73 ($ 0.17)—$1.54 CY 2019E / LTM (Dec. ‘19) 27.9 4.3 x—5.6 x 16—52 0.33—1.10 Adjusted EPS Valuation Multiples Implied Equity Value Implied Per Share Value (b) CY 2020E $0.02 6.9 x—21.1 x $6—$18 $ 0.13—$0.38 CY 2021E 0.03 7.4 x—19.8 x 10—28 0.22—0.58 Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast. a) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast. b) Total shares outstanding of 47.6M as of January 4, 2020 per Computershare Capital Breakdown Report. Excludes 62K RSUs which vested on Private and January 22, 2020. Confidential 30

Selected Precedent Transactions

(Amounts in USD, Millions)

Date Announced	Acquiror	Target	Enterprise Value		EV as a Multiple of LTM: Sales	EBITDA
Aug-19	Liberty Tax	Sears Outlet	$133		27.4%	3.7 x
Aug-19	Le Tote	Lord & Taylor	C$133	(a)	NM	NM
Jun-19	Elliott Management	Barnes & Noble Inc.	$683		19.2%	4.6 x
May-17	Camping World	Gander Mountain (b)	34		25.6%	ND
Oct-16	Dick's	Golfsmith (b)	43		8.7%	ND
Aug-16	Versa Capital Management	Vestis Retail Group (b)	37		9.1%	NM

Source: Company fillings and other publicly available information.
a) Total deal value includes C$99.5M upfront cash consideration, C$33.2M in the form of a promissory note payable in cash two years from closing and a minority equity stake in Le Tote.
b) Companies sold in 363 sale process.

Private and Confidential SOLOMON 31

Summary Valuation Based on Selected Precedent Transactions (Amounts in Millions, Except Per Share Data) Total Revenue Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM (Dec. ‘19) $1,234.4 8.7%—27.4% $ 3—$234 $ 0.07—$4.80 Adj. EBITDA Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM (Dec. ‘19) $27.9 3.7 x—4.6 x ($ 1)—$24 ($ 0.02)—$0.50 Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast. a) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast. b) Total shares outstanding of 48.9 as of January 4, 2020, which includes 1.3M Unvested RSUs (including the 62K that vested on January 22, 2020) as Private and of January 6, 2020 per Computershare Capital Breakdown Report. Confidential 32

Discounted Cash Flow Analysis (Amounts in Millions, Except Per Share Data) Fiscal Year 1 Mo. 2019B 2020E 2021E 2022E 2023E 2024E Total Revenue $64.4 $1,254.8 $1,277.6 $1,297.3 $1,321.5 $1,366.2 % Growth (0.2%) 1.7% 1.8% 1.5% 1.9% 3.4% Adj. EBITDA (a) (4.6) 37.5 34.2 33.7 35.4 38.1 % of Net Sales (7.2%) 3.0% 2.7% 2.6% 2.7% 2.8% Adj. EBIT (a) (7.0) 10.2 9.7 12.3 17.0 21.3 % of Net Sales (10.8%) 0.8% 0.8% 0.9% 1.3% 1.6% Taxes @ 25.0% 1.7 (2.6) (2.4) (3.1) (4.3) (5.3) Tax-Effected Adj. EBIT (5.2) 7.7 7.3 9.2 12.8 16.0 Depreciation & Amortization 2.3 27.3 24.4 21.4 18.3 16.8 Capital Expenditures (2.2) (10.6) (16.0) (14.8) (15.8) (15.2) Change in Net Working Capital (23.8) 1.8 (2.7) (1.8) (2.9) (8.8) Free Cash Flow ($28.9) $26.1 $13.0 $14.0 $12.4 $8.9 Growth in Free Cash Flow 81.8% (50.1%) 7.1% (11.3%) (28.5%) Terminal Value / Adj. EBITDA Multiple 3.5 x 3.50 x 3.5 x 4.8 x 4.75 x 4.8 x 6.0 x 6.00 x 6.0 x Discount Rate 9.5% 10.5% 11.5% 9.5% 10.5% 11.5% 9.5% 10.5% 11.5% Present Value of Free Cash Flow $30.6 $29.3 $28.1 $30.6 $29.3 $28.1 $30.6 $29.3 $28.1 Present Value of Terminal Value 84.6 80.8 77.2 114.8 109.7 104.8 145.0 138.5 132.4 Total Enterprise Value $115.2 $110.1 $105.3 $145.4 $139.0 $132.9 $175.6 $167.9 $160.5 Less: Net Debt (b) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) Total Equity Value $11.2 $6.2 $1.4 $41.4 $35.0 $29.0 $71.6 $63.9 $56.6 Total Equity Value Per Share (c) $0.24 $0.13 $0.03 $0.87 $0.73 $0.61 $1.51 $1.34 $1.19 Terminal Value as a % of Total Value 73.4% 73.4% 73.3% 78.9% 78.9% 78.8% 82.6% 82.5% 82.5% Implied Perpetuity Growth Rate 2.7% 3.6% 4.6% 4.4% 5.4% 6.3% 5.4% 6.4% 7.3% Perpetuity Growth Rate 0.0% 0.0% 0.0% 1.0% 1.0% 1.0% 2.0% 2.0% 2.0% Discount Rate 9.5% 10.5% 11.5% 9.5% 10.5% 11.5% 9.5% 10.5% 11.5% Present Value of Free Cash Flow $30.6 $29.3 $28.1 $30.6 $29.3 $28.1 $30.6 $29.3 $28.1 Present Value of Terminal Value 59.0 51.0 44.5 66.7 57.0 49.3 76.3 64.3 55.0 Total Enterprise Value $89.7 $80.4 $72.7 $97.3 $86.3 $77.4 $106.9 $93.7 $83.1 Less: Net Debt (b) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) (104.0) Total Equity Value ($14.3) ($23.6) ($31.3) ($6.7) ($17.6) ($26.6) $2.9 ($10.3) ($20.8) Total Equity Value Per Share (c) ($0.30) ($0.50) ($0.66) ($0.14) ($0.37) ($0.56) $0.06 ($0.22) ($0.44) Terminal Value as a % of Total Value 65.9% 63.5% 61.3% 68.5% 66.0% 63.7% 71.4% 68.7% 66.2% Implied Terminal Value / Adj. EBITDA 2.4 x 2.2 x 2.0 x 2.8 x 2.5 x 2.2 x 3.2 x 2.8 x 2.5 x Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast . Note: Discounted to January 24, 2020. a) Adj. EBITDA and Adj. EBIT exclude pre-opening expenses and relocated/closed stores impairments. b) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast. c) Per share data based on share count of 47.6M as of January 4, per Computershare Capital Breakdown Report, which does not include unvested RSUs. Excludes 62K RSUs which vested on January 22, 2020. Private and Confidential

Premiums Paid Analysis

($ in Millions)

Announce Date	Acquirer	Target	Enterprise Value	One Day Premium	30-Day Premium
Dec-19	Lumos Networks; EQT Partners	North State Telecommunications	$236.5	29.6%	23.1%
Nov-19	ICV Partners	Diversified Restaurant Holdings	176.4	123.4%	75.0%
Sep-19	Greenbriar Equity Group	Arotech Corp.	102.1	32.7%	38.2%
Sep-19	Accel-KKR et al.	MAM Software Group	152.1	15.4%	13.7%
Aug-19	Assurance Global Services	Computer Task Group	106.8	33.8%	47.8%
Aug-19	Austin Nichols & Co.	Castle Brands	263.3	92.1%	136.1%
Jun-19	Atlantis Acquisitionco Canada Corp.	Hydrogenics Corp.	279.4	(3.1%)	55.3%
Jun-19	YANMAR America Corp.	ASV Holdings	104.0	332.5%	200.0%
Jun-19	Extreme Networks, Inc.	Aerohive Networks	198.7	39.5%	25.7%
May-19	Vintage Capital Management	Liberty Tax	160.8	31.1%	19.9%
Apr-19	MTY Food Group, Inc.	Papa Murphy's Holdings	197.4	31.9%	15.8%
Apr-19	The Ancora Group	J. Alexander's Holdings	262.4	12.5%	22.7%
Apr-19	Cresco Labs	CannaRoyalty Corp.	276.6	(54.1%)	(41.2%)
Mar-19	HEXO Corp.	Newstrike Brands	125.0	4.1%	(11.6%)
Feb-19	Tesla	Maxwell Technologies	293.6	96.3%	234.8%
Dec-18	Cerberus Capital Management	Sparton Corp.	253.9	41.0%	47.8%
Nov-18	Altair Engineering	Datawatch Corp.	162.6	35.2%	13.9%
Oct-18	General Catalyst et al.	Intersections	102.6	107.3%	111.5%
Oct-18	Z Capital Group; Affinity Gaming	Full House Resorts	211.9	79.6%	67.3%
Sep-18	Stryker Corp.	Invuity	188.7	28.7%	87.3%
Aug-18	Moody's Analytics Maryland Corp.	Reis	251.1	32.2%	2.7%
Aug-18	The Invus Group et al.	Zoe's Kitchen	295.3	33.4%	27.9%
Aug-18	Roark Capital Group; FOCUS Brands	Jamba	194.5	16.3%	20.8%
Apr-18	NICE Systems, Inc.	Mattersight Corp.	105.0	25.6%	17.4%
Apr-18	SPX Corp.	ELXSI Corp.	152.6	30.4%	29.9%
Mar-18	William Morris Endeavor et al.	NeuLion	203.0	116.5%	103.9%
Mar-18	GP Investimentos Ltda.	Bravo Brio Restaurant Group	100.1	16.8%	35.0%
Feb-18	AMC Networks, Inc.	RLJ Entertainment	163.7	61.5%	59.4%
Jan-18	Duravant LLC	Key Technology	172.0	50.6%	34.1%
			Median	**32.7%**	**34.1%**

Source: FactSet. Represents transactions of $100-$300M in enterprise value with North American targets, in which at least a 50% stake was acquired. Excludes financial services, healthcare, real estate and energy/mining/minerals industries.

Private and Confidential
PJ SOLOMON
34

Process Timeline

Illustrative Process Timeline

- If the Board were to agree to a transaction, we would estimate it would take ~4.5 months to close

January

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

February

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29

March

S	M	T	W	T	F	S
1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31				

April

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30		

May

S	M	T	W	T	F	S
					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

June

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

Sign and announce transaction (January 30)

Send preliminary Proxy to SEC (March 11)

Month	Action Items	Role
January	• Sign and announce transaction (pre-opening announcement on January 30) • Begin preparing preliminary Proxy	Strat., BoD Foley, PJS
February	• Continue preparing preliminary Proxy	Foley, PJS
March	• Send preliminary Proxy to SEC for comment (March 11) • Distribute revised Proxy to shareholders • Begin shareholder outreach	Foley Foley Kingsdale
April	• Continue shareholder outreach • Begin preparing flow of funds • Prepare closing balance sheet and documentation for buyer	Kingsdale PJS Strat., PJS
May / June	• Special Shareholder Meeting • Close transaction	Strat., BoD, Foley PJS, Foley

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Appendix Private and Confidential

A. Preliminary Liquidity Observations Private and Confidential

Forecasted January – April 2020 Liquidity

Note: Loan Cap, as defined in the new Wells Fargo ABL credit agreement, is the lesser of the net ABL Borrowing Base and the Aggregate Commitments ($240 million)

- On January 24, 2020, Kingswood indicated that its revised Debt Commitments would include a minimum Excess Availability of 35% of the Loan Cap

	($ in Thousands)	January, Week Ended		February, Week Ended				March, Week Ended				April, Week Ended			
		24-Jan	31-Jan	7-Feb	14-Feb	21-Feb	28-Feb	6-Mar	13-Mar	20-Mar	27-Mar	3-Apr	10-Apr	17-Apr	24-Apr
	Eligible Inventory	$213,843	$213,843	$213,843	$226,464	$226,464	$226,464	$226,464	$249,568	$249,568	$249,568	$249,568	$249,568	$249,568	$247,492
	Eligible Credit Card Receivables	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,803	$2,701
	Eligible FF&E	$5,028	$5,028	$5,028	$6,210	$6,210	$6,210	$6,210	$9,092	$9,092	$9,092	$9,092	$9,092	$9,092	$10,021
	Less: Reserves	(17,462)	(17,462)	(17,462)	(18,005)	(18,005)	(18,005)	(18,005)	(15,505)	(15,505)	(15,505)	(15,505)	(15,505)	(15,505)	(15,661)
	Net Credit Facility Borrowing Base	$204,212	$204,212	$204,212	$217,472	$217,472	$217,472	$217,472	$245,958	$245,958	$245,958	$245,958	$245,958	$245,958	$244,552
	Less: Term Loan	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)
	Loan Cap (ABL Credit Facility Borrowing Base)	**$169,212**	**$169,212**	**$169,212**	**$182,472**	**$182,472**	**$182,472**	**$182,472**	**$210,958**	**$210,958**	**$210,958**	**$210,958**	**$210,958**	**$210,958**	**$209,552**
	Net Credit Facility Borrowing Base	$204,212	$204,212	$204,212	$217,472	$217,472	$217,472	$217,472	$245,958	$245,958	$245,958	$245,958	$245,958	$245,958	$244,552
	Less: Borrowing	(152,972)	(151,572)	(151,872)	(166,072)	(160,272)	(158,440)	(157,613)	(174,728)	(171,378)	(153,092)	(147,320)	(166,207)	(149,508)	(146,676)
A	**Excess Availability**	**$51,240**	**$52,640**	**$52,340**	**$51,400**	**$57,200**	**$59,032**	**$59,859**	**$71,230**	**$74,580**	**$92,866**	**$98,638**	**$79,751**	**$96,450**	**$97,876**
	KW Minimum Availability Requirement														
B	**Revised 1/24 - 35% of Loan Cap**	**$59,224**	**$59,224**	**$59,224**	**$63,865**	**$63,865**	**$63,865**	**$63,865**	**$73,835**	**$73,835**	**$73,835**	**$73,835**	**$73,835**	**$73,835**	**$73,343**
A - B	Comparison to Revised Minimum Avail. Req. ($)	*($7,984)*	*($6,584)*	*($6,884)*	*($12,465)*	*($6,665)*	*($4,833)*	*($4,006)*	*($2,606)*	*$745*	*$19,031*	*$24,803*	*$5,916*	*$22,615*	*$24,532*
	Memo:														
	Adjusted EBITDA (a)		($4,612)				($6,754)				$10,946				$12,250

Source: 26-Week Cash Flow Forecast as of January 23, 2020.
a) Monthly Adjusted EBITDA per Management internal 2019 11+1 Forecast and Management preliminary 2020 monthly budget as of January 16, 2020.

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Forecasted May – July 2020 Liquidity

Note: Loan Cap, as defined in the new Wells Fargo ABL credit agreement, is the lesser of the net ABL Borrowing Base and the Aggregate Commitments ($240 million)

- On January 24, 2020, Kingswood indicated that its revised Debt Commitments would include a minimum Excess Availability of 35% of the Loan Cap

	($ in Thousands)	May, Week Ended Ended					June, Week Ended Ended				July, Week Ended Ended			
		1-May	8-May	15-May	22-May	29-May	5-Jun	12-Jun	19-Jun	26-Jun	3-Jul	10-Jul	17-Jul	24-Jul
	Eligible Inventory	$247,492	$247,492	$248,876	$248,876	$248,876	$248,876	$248,876	$236,622	$236,622	$236,622	$236,622	$236,622	$210,587
	Eligible Credit Card Receivables	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,701	$2,599
	Eligible FF&E	$10,021	$10,021	$12,960	$12,960	$12,960	$12,960	$12,960	$10,492	$10,492	$10,492	$10,492	$10,492	$7,134
	Less: Reserves	(15,661)	(15,661)	(15,408)	(15,408)	(15,408)	(15,408)	(15,408)	(15,361)	(15,361)	(15,361)	(15,361)	(15,361)	(16,494)
	Net Credit Facility Borrowing Base	$244,552	$244,552	$249,129	$249,129	$249,129	$249,129	$249,129	$234,454	$234,454	$234,454	$234,454	$234,454	$203,825
	Less: Term Loan	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)	(35,000)
	Loan Cap (ABL Credit Facility Borrowing Base)	**$209,552**	**$209,552**	**$214,129**	**$214,129**	**$214,129**	**$214,129**	**$214,129**	**$199,454**	**$199,454**	**$199,454**	**$199,454**	**$199,454**	**$168,825**
	Net Credit Facility Borrowing Base	$244,552	$244,552	$249,129	$249,129	$249,129	$249,129	$249,129	$234,454	$234,454	$234,454	$234,454	$234,454	$203,825
	Less: Borrowing	(134,873)	(129,983)	(140,456)	(135,887)	(124,889)	(123,416)	(130,704)	(123,590)	(120,378)	(120,747)	(139,069)	(137,347)	(132,027)
A	**Excess Availability**	**$109,679**	**$114,569**	**$108,673**	**$113,242**	**$124,240**	**$125,713**	**$118,425**	**$110,863**	**$114,076**	**$113,706**	**$95,385**	**$97,107**	**$71,799**
	KW Minimum Availability Requirement													
B	**Revised 1/24 - 35% of Loan Cap**	**$73,343**	**$73,343**	**$74,945**	**$74,945**	**$74,945**	**$74,945**	**$74,945**	**$69,809**	**$69,809**	**$69,809**	**$69,809**	**$69,809**	**$59,089**
A - B	Comparison to Revised Minimum Avail. Req. ($)	*$36,336*	*$41,226*	*$33,728*	*$38,297*	*$49,295*	*$50,768*	*$43,480*	*$41,055*	*$44,267*	*$43,898*	*$25,576*	*$27,298*	*$12,710*
	Memo:													
	Adjusted EBITDA (a)					$5,049				$7,406				($1,372)

Source: 26-Week Cash Flow Forecast as of January 23, 2020.
a) Monthly Adjusted EBITDA per Management internal 2019 11+1 Forecast and Management preliminary 2020 monthly budget as of January 16, 2020.

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B. Additional Analyses

Weighted Average Cost of Capital

($ in Millions)

Name	LTM Interest Expense	Total Debt (a)	Implied Cost of Debt	Market Cap.	Levered Beta (b)	Debt / Equity	Unlevered Beta (c)
Stratosphere	($9)	$112	8.2%	$31	1.32	356.9%	0.36
Kohl's	($216)	$3,298	6.5%	$7,122	1.08	46.3%	0.80
Macy's	(192)	4,683	4.1%	5,184	1.05	90.3%	0.63
Nordstrom	(89)	2,679	3.3%	6,004	1.01	44.6%	0.76
Dillard's	(47)	666	7.1%	1,735	1.03	38.4%	0.80
Cato	--	--	NM	390	0.74	--	0.74
J. C. Penney	(298)	4,205	7.1%	255	1.31	1,649.2%	0.10
Stage Stores	(16)	365	4.3%	105	0.96	347.0%	0.27
Select Broadlines Median (excl. Stratosphere)			**5.4%**		**1.03**	**46.3%**	**0.74**

WACC Calculation (Assuming Select Broadlines Median Beta of Comps and D/E of Comps)

Assumptions	
Risk Free Rate of Return (d)	1.7%
Historical Market Risk Premium (e)	6.9%
Supply-Side Market Risk Premium (e)	6.1%
Size Premium (e) (f)	5.2%
Marginal Tax Rate	25.0%

Other Inputs	
Before Tax Cost of Debt	5.4%
After-Tax Cost of Debt	4.1%
Debt / Equity	46.3%
Debt / Total Capitalization	31.6%
Levered Beta (b)	1.00
Unlevered Beta (c)	0.74

Cost of Equity Calculation	
Risk Free Rate of Return (d)	1.7%
Historical Market Risk Premium (e)	6.9%
Levered Beta (b)	1.00
Size Premium (e) (f)	5.2%
Cost of Equity	**13.8%**

WACC Calculation	
Cost of Equity	13.8%
Equity / Total Capitalization	68.4%
After-Tax Cost of Debt	4.1%
Debt / Total Capitalization	31.6%
WACC	**10.7%**

a) Assumes book value of debt approximates market value. Does not include capitalized operating leases (per IFRS 16, effective January 2019) as debt.
b) Source: Bloomberg 5-year adjusted weekly beta as reported on January 24, 2020.
c) Unlevered Beta = Levered Beta / {1+(Debt/Market Equity)*(1-Tax Rate)}.
d) 10-year Treasury Note yield as of January 24, 2020.
e) Source: Duff & Phelps 2018 Valuation Handbook.
f) Size premium of 5.22% for companies with market capitalizations between $2.5M and $321.6M.

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